                                                                    EXHIBIT 99.2

                                   [CPI LOGO]

                              FOR IMMEDIATE RELEASE

               CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER RESULTS

EDGEWOOD, NY - MAY 5, 2004 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced operating results for the first quarter ended March 31, 2004.
Primarily due to the public offering of 2,300,000 shares in the first quarter of
2003, diluted earnings per share for the three month period ended March 31, 2004 is calculated on 35% more shares than in the first quarter of 2003.

First quarter 2004 revenue increased 4% to $6,228,108 from $6,007,447 in last year's first quarter. Income from operations was $1,088,018 compared to
$1,442,982 in the prior year, reflecting a rise in cost of sales as a percentage of revenue, due to a slightly different product mix and a slight increase in
SG&A. Gross margin was 31%, in line with the Company's gross margin target of
30%-32%, versus 36% for the first quarter of last year. Net income was $651,812 or $0.11 per share on a diluted basis in the first quarter of 2004 compared to
$3,990,535 or $0.93 per share on a diluted basis for the first quarter of 2003.
In the first quarter of 2003, net income included the following non-recurring gains:

     o    $253,332 related to the sale of certain assets of Kolar, Inc.
          (discontinued operations as of 12/31/01) which was recorded as "gain on sale of assets held for sale - discontinued operations";

     o    $2,431,233 from the extinguishment of debt related to the repurchase of a $4.0 million note and the related accrued interest at a substantial discount, which resulted in a $2.4 million gain on extinguishment of debt; and

     o    No income taxes were recorded because the Company utilized a portion of its net operating loss carryforward, which has since been exhausted for financial accounting purposes.

Excluding these non-recurring items, net income for the first quarter of 2003 was $783,582, or $0.18 per diluted share.

Edward J. Fred, CPI's President & CEO stated, "In spite of the slowdown in contract awards we received in the fourth quarter of 2003, we are pleased that our first quarter revenue exceeded last year's by 4%. Notwithstanding this morning's announcement regarding the C-5 TOPs award, the U.S. government continues to award contracts at a slower pace than we have seen in recent years.
Through April 30, 2004, new contract awards were $11.6 million, compared to
$15.5 million for the same four month period last year. Despite this, CPI's fundamentals, particulary its balance sheet, remain strong. As of March 31,
2004, the Company had $1.4 million in cash, essentially no long-term debt, shareholders' equity of $20.5 million and $19.9 million in working capital.
Additionally, costs and estimated earnings in excess of billings on uncompleted contracts increased $1.2 million from $17.4 million in the fourth quarter of
2003, to $18.6 million in the first quarter of 2004, which will translate into added profits in future quarters."

                                     (more)

CPI Aerostructures, Inc. News Release                                     Page 2
May 5, 2004

Mr. Fred added, "CPI's current bid-to-win ratio of 14% is well above the industry average of 5%. We continue to be awarded contracts for programs that we've been supporting for many years, demonstrating our ability to satisfy the needs of our customers. In fact, just last week we announced that the U.S. Air
Force increased its 2004 contract award for the T-38 Talon trainer aircraft by approximately $828,000, bringing the total value of the contract to $5.7 million. As of April 30, 2004, the Company had $35 million in funded backlog."

Mr. Fred concluded, "Our sense is that momentum will build in the second half of
2004, and we remain confident in our long-term prospects, as evidenced by this morning's announcement of our major contract award. Due to the pace of new contract awards to date, the size of new orders, and our customers' delivery expectations, we expect 2004 revenue to be between $30.0 million and $31.5 million, representing a 10% to 15% increase over 2003, resulting in net income of $3.7 million to $4.0 million, marking an 8.8% to 17.7% rise over the prior year, after adjustment for the non-recurring items. We also have submitted bids on a number of major contracts, in addition to the TOPs program, which if granted to CPI, could provide dramatic upside to these financial projections."

CONFERENCE CALL
CPI's President and CEO, Edward Fred, will host a conference call today, May 5,
2004 at 11:00am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period.
Interested parties may participate in the call by dialing 973-317-5319. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor
Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

FOUNDED IN 1980, CPI AEROSTRUCTURES IS ENGAGED IN THE CONTRACT PRODUCTION OF
STRUCTURAL AIRCRAFT PARTS PRINCIPALLY FOR THE U.S. AIR FORCE AND OTHER BRANCHES
OF THE ARMED FORCES. IN CONJUNCTION WITH ITS ASSEMBLY OPERATIONS, CPI PROVIDES
ENGINEERING, TECHNICAL AND PROGRAM MANAGEMENT SERVICES. AMONG THE KEY PROGRAMS
THAT CPI SUPPLIES ARE THE C-5A GALAXY CARGO JET, THE T-38 TALON JET TRAINER, THE
A-10 THUNDERBOLT ATTACK JET AND THE E-3 SENTRY AWACS JET.

THE ABOVE STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND
UNCERTAINTIES, WHICH ARE DESCRIBED FROM TIME TO TIME IN CPI'S SEC REPORTS,
INCLUDING CPI'S FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2003.

CONTACT:
Ed Fred                                           Investor Relations Counsel:
President & Chief Executive Officer               The Equity Group Inc.
CPI Aerostructures, Inc.                          Sarah Torres  (212) 836-9611
(631) 586-5200                                    Linda Latman (212) 836-9609
www.cpiaero.com                                   www.theequitygroup.com

                            (See Accompanying Tables)

CPI Aerostructures, Inc. News Release                                     Page 3
May 5, 2004

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME
                                   (Unaudited)

                                                                                        Three Months Ended
                                                                                             March 31,
                                                                                        2004              2003
                                                                                        ----              ----

Revenue                                                                           $6,228,108        $6,007,447

Income from operations                                                             1,088,018         1,442,982

Other income (expense):
Interest and other expense                                                           (1,206)         (137,012)

Gain on sale of assets held for sale -
   Discontinued operations                                                               -0-           253,332

Gain on extinguishment of debt                                                           -0-         2,431,233

Income before provision for income taxes                                           1,086,812         3,990,535

Provision for income taxes                                                           435,000               -0-

Net income                                                                           651,812         3,990,535

Earnings per common share -
Basic                                                                                  $0.12             $1.04
Diluted                                                                                $0.11             $0.93

Shares used in computing earnings per common share:
Basic                                                                              5,301,770         3,848,779
Diluted                                                                            5,800,120         4,311,529

        ADJUSTED PRO FORMA REMOVING CERTAIN BENEFITS FROM THE COMPARISON
--------------------------------------------------------------------------------

                                                                                     FOR THE THREE MONTHS
                                                                                        ENDED MARCH 31,
                                                                                    2004                2003
                                                                                          (UNAUDITED)

Income before provision for income taxes                                          $1,086,812        $3,990,535
  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale - discontinued operations                          -0-         (253,332)
  Gain on extinguishment of debt                                                          -0-       (2,431,233)
Pretax income excluding non-recurring gains                                        1,086,812         1,305,970
  Adjustments to tax provision to make 40% effective rate                            435,000           522,388
  Adjusted net income- tax effected and excluding gains                             $651,812          $783,582
Earnings per common share - diluted                                                    $0.11             $0.18
Shares used in computing diluted earnings per common share                         5,800,120         4,311,529

CPI Aerostructures, Inc. News Release                                     Page 4
May 5, 2004

                                                                                   Unaudited             Audited
                        Balance Sheet Highlights                                     3/31/04            12/31/03

Cash                                                                             $ 1,411,699         $ 2,794,310

Total current assets                                                             $22,639,299         $23,399,350

Total Assets                                                                     $23,199,320         $23,939,090

Total current liabilities                                                         $2,690,595          $4,079,976

Working capital                                                                  $19,948,704         $19,319,374

Short-term debt                                                                       $7,071              $7,303

Long-term debt                                                                       $24,110             $26,311

Shareholders' equity                                                             $20,484,615         $19,832,803

Total Liabilities and Shareholders' Equity                                       $23,199,320         $23,939,090